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As filed with the Securities and Exchange Commission on November 20, 2003

Registration No. 333-110450

SECURITIES AND EXCHANGE COMMISSION

Amendment No. 1
To
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEYSTONE PROPERTY TRUST
(Exact name of registrant as specified in its declaration of trust)

Maryland (State or other jurisdiction of incorporation or organization)	84-1246585 (I.R.S. Employer Identification No.)

200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428
(484) 530-1800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jeffrey E. Kelter
President and Chief Executive Officer
Keystone Property Trust
200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428
(484) 530-1800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Robert E. King, Jr., Esq.
Larry P. Medvinsky, Esq.
Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
(212) 878-8000

        Approximate date of commencement of proposed sale to the public: From time to time or at one time after the effective date of the Registration Statement as determined by market conditions.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We have filed a registration statement relating to these securities with the SEC. The selling security holders may not sell these securities prior to the time the registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where such offer or sale is not permitted.

Subject to completion, dated November 20, 2003

PROSPECTUS

3,462,635 Shares

KEYSTONE PROPERTY TRUST

Common Shares

        This prospectus relates to the offer and sale of our common shares by the entities and persons described in the section "Selling Security Holders" in this prospectus. The selling security holders may offer and sell our common shares from time to time on the New York Stock Exchange where our common shares are listed for trading under the symbol "KTR," in other markets where our common shares may be traded, or in negotiated transactions. The selling security holders may offer our common shares at whatever prices are current when particular sales take place or at other prices to which they agree. On November 12, 2003, the closing price of our common shares reported on the New York Stock Exchange was $19.75. The selling security holders will pay any brokerage fees or commissions relating to sales by them. See the section "Method of Sale" in this prospectus beginning on page 25. The selling security holders received or will receive the common shares to which this prospectus relates from us (i) in privately negotiated transactions or (ii) upon conversion of their common or preferred units of limited partnership interest in our operating partnership ("OP Units"). We are registering the offer and sale by the selling security holders of common shares in order to permit secondary trading of such common shares that are or will be held by the selling security holders. The selling security holders may offer their shares for resale from time to time. The registration of their shares does not necessarily mean that the selling security holders will sell their shares.

        We will not receive any of the proceeds of sales by the selling security holders. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

        See "Risk Factors" beginning on page 5 of this prospectus for a discussion of certain factors you should consider before you invest in our common shares.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities and they have not determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November     , 2003.

        You should rely only on the information contained in or incorporated by reference into this prospectus. Neither we nor the selling security holders have authorized any other person to provide you with different information.

        The selling security holders are not making an offer of common shares in any location where the offer is not permitted.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, as a result, file reports, proxy statements and other information with the SEC. You may read and copy those reports, proxy statements and other information which we file with the SEC at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Office of the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of that information from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Keystone Property Trust, that file electronically with the SEC. You may access the SEC's web site at http://www.sec.gov. Our common shares are listed on the New York Stock Exchange. You may also read our reports, proxy statements and other information which we file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended. This prospectus is a part of the registration statement. This prospectus does not contain all the information contained in the registration statement, because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at, or obtain from, the SEC or the New York Stock Exchange in the manner described above.

INCORPORATION OF DOCUMENTS BY REFERENCE

        We incorporate by reference into this prospectus the following documents which we previously filed with the SEC under the File Number 1-12514:

  (a)
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 as amended by our Annual Report on Form 10-K/A filed on November 6, 2003;

  (b)
  our Quarterly Reports on Form 10-Q for the calendar quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

  (c)
  our Current Reports on Form 8-K or Form 8-K/A filed on February 18, 2003, February 28, 2003, March 27, 2003, May 23, 2003, October 28, 2003, November 6, 2003 and November 13, 2003;

  (d)
  the description of our capital shares and the description of the limited partnership interests of Keystone Operating Partnership, L.P., our operating partnership, contained in our registration statement on Form 8-A/A filed on October 14, 1999 (including any amendments or reports filed for the purpose of updating such description); and

  (e)
  all other reports we have filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act since December 31, 2002.

        When we file documents in accordance with Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act from the date of this prospectus until all the securities which are the subject of this registration statement have been sold or until any securities which have not been sold are deregistered, the documents we file will be incorporated into this prospectus and will be a part of it beginning on the date the documents are filed. If any document which we file changes anything said in this prospectus or in an earlier document which is incorporated into this prospectus, the later document will modify or supersede what is said in this prospectus or the earlier document.

        We will provide, without charge, at the written or oral request of anyone, including any beneficial owner, to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than exhibits to those documents which are not specifically incorporated by reference. Requests should be directed to: Keystone Property Trust, Attention: General Counsel, 200 Four Falls, Suite 208, West Conshohocken, PA 19428 (Telephone: (484) 530-1800).

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION

        Certain information both included and incorporated by reference in this prospectus and any prospectus supplement relating thereto may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of our company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. In particular, statements pertaining to our capital resources, portfolio performance, results of operations, our growth prospects and anticipated market conditions contain forward-looking statements. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise and we may not be able to realize them. You may identify forward-looking statements by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "seek," "approximately," "plan," "intend" or, among others, "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our company include, but are not limited to, changes in:

  •
  economic conditions generally and the real estate market specifically;

  •
  legislative/regulatory changes (including changes to laws governing the taxation of REITs);

  •
  availability of capital (debt and equity);

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  interest rates;

  •
  competition;

  •
  future terrorist attacks in the U.S.;

  •
  defaults on or non-renewal of leases by tenants;

  •
  decreased rental rates or increased vacancy rates;

  •
  financial market fluctuations;

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  environmental uncertainties;

  •
  supply and demand for properties in our current and proposed market areas; and

  •
  general accounting principles, policies and guidelines applicable to REITs.

        These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

        We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus or any prospectus supplement related thereto may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

RISK FACTORS

Before you invest in our common shares, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included or incorporated by reference in this prospectus and in the applicable prospectus supplement before you decide to purchase our common shares. This section includes or refers to certain forward-looking statements; you should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 4 of this prospectus.

We depend on the performance of our primary markets, and changes in such markets may adversely affect our financial condition.

        Most of our properties are currently located in Northern and Central New Jersey, Pennsylvania, Indianapolis, Indiana, Greenville, South Carolina and Miami, Florida and our investment and operating focus is on New Jersey, Pennsylvania and Indianapolis, Indiana. Like other real estate markets, these commercial real estate markets have experienced economic downturns in the past, and future declines in any of these economies or real estate markets could adversely affect our operations or cash available for dividends. Our financial performance and our ability to pay dividends to our shareholders will be particularly sensitive to the economic conditions in those and other markets. Our revenues and the value of our properties may be adversely affected by a number of factors, including the local economic climate (which may be adversely impacted by business layoffs, industry slowdowns, relocating of businesses, changing demographics, increased regulation and taxes and other factors) and local real estate conditions (such as oversupply of or reduced demand for industrial properties). These factors, when and if they occur in an area in which our properties are located, would adversely affect our ability to pay dividends to our shareholders.

We depend on the performance of the industrial sector, and changes in such sector may adversely affect our financial condition.

        Our properties are concentrated in the industrial distribution sector. This concentration may expose us to the risk of economic downturns in this sector to a greater extent than if our business activities included other types of real estate investments. Our financial performance and our ability to pay dividends to our shareholders will be particularly sensitive to the economic conditions in this sector.

Continued weakness in the economy could adversely affect our results of operations.

        Our results of operations have been negatively impacted by the continued downturn in the economy in the markets and the sector in which we operate. In particular, our occupancy rates and net operating income for the nine months ended September 30, 2003 declined as compared to the same period in 2002 due in part to the continued decline in economic conditions. Continued weakness in the economy could continue to adversely affect our results of operations and no assurance can be given as to when economic conditions in the markets in which we operate will improve.

Our financial performance and value are subject to risks associated with the real estate industry that could adversely affect our financial condition.

        General.    Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend upon the amount of income generated and expenses incurred. If our properties do not generate income sufficient to meet our operating expenses, including debt service and capital expenditures, our results of the operations and ability to pay dividends to you will be adversely affected. Our revenue from properties may be adversely affected by a variety of factors, including the general economic climate, local conditions, such as oversupply of the particular category of real estate owned or controlled by the owner, or reduction in demand for any such properties, competition from properties owned by others, inability to collect rents from tenants, vacancies or inability to rent space on favorable terms, inability to finance property acquisitions or developments or to refinance such indebtedness as it comes due, costs of complying with changes in government regulations, the relative illiquidity of real estate investments, changing demographics, environmental liability, our ability to control variable operating costs, or the ability of the owner to provide adequate facilities maintenance, services and amenities.

        Maintaining our revenue and net operating income at desired levels can be affected by a number of factors, including our ability to locate desirable replacements for key tenants at attractive rent levels following the expiration of leases, and the costs of reletting and providing tenant improvements required to attract and maintain attractive tenants at desirable rentals.

        Often, increased operating costs, including real estate taxes, insurance and maintenance costs, do not decline when circumstances cause a reduction in income from a property. If a property is mortgaged to secure payment of indebtedness, and we are unable to meet its mortgage payments, a loss could be sustained as a result of foreclosure on the property. In addition, income from properties and real estate values are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

        We depend on our major tenants.    Substantially all of our income is, and will continue to be, derived from rental income on our properties and, consequently, our distributable cash flow and ability to pay expected dividends to shareholders would be adversely affected if a significant number of our tenants failed to meet their lease obligations. As of September 30, 2003, our ten largest tenants represented approximately 27.6% of our properties' annualized base rental income. At any time, a tenant at any of our properties may seek the protection of the bankruptcy laws, which could result in delays in rental payments or in the rejection and termination of such tenant's lease and thereby cause a reduction in our cash flow and the amounts available for dividends to our shareholders. We cannot assure you that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, our cash flow and the amounts available for dividends to you may be adversely affected.

        We compete with other owners and operators of properties.    All of our properties are located in well-developed market areas. There are numerous other industrial properties and real estate companies (including other REITs) within the market areas of each of our properties which compete with us for tenants and for development and acquisition opportunities. The number of competitive properties and real estate companies in such areas could have a material effect on our operations, our ability to rent our properties and the rents which we charge, and our development and acquisition opportunities. We compete for tenants and acquisitions with others who may have greater resources than us. We will continue to experience strong competition in pursuing development and acquisition opportunities.

        Ability to renew leases or re-let space as leases expire.    We are, and will continue to be, subject to the risk that upon expiration of leases for space located in our properties, such leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. As of September 30, 2003, we have 1.7 million square feet (out of a total of 24.8 million occupied square feet) of leases that expire during the last three months of 2003. The number of properties in a market or submarket could adversely affect both our ability to lease space and the rental rates that can be obtained in new leases. If we are unable to relet promptly or renew the leases for all or a substantial portion of any vacant space, if the rental rates upon such renewal or reletting are significantly lower than expected or if our cash available proves inadequate, then our cash flow and ability to pay expected dividends to you may be adversely affected.

        Real estate investments are not as liquid as other types of assets.    Real estate investments are not as liquid as other types of assets and that may tend to limit our ability to react promptly to changes in economic or other conditions. In addition, like other companies qualifying as REITs under the Internal Revenue Code of 1986, as amended (the "Code"), we must either comply with the safe harbor rules relating to the number of properties disposed of in a year, their tax bases and the cost of improvements made to the properties, or meet other tests which enable a REIT to avoid punitive taxation on the sale of assets. Thus, our ability at any time to sell assets or contribute assets to property funds or other entities in which we have an ownership interest may be restricted.

        Debt financing may have an adverse effect on our cash flow and our ability to pay dividends.    None of our declaration of trust, by-laws or investment policies contain any limitation on the amount of aggregate indebtedness which we may incur. Except for certain circumstances where approval of the Series C preferred shareholders may be required for us to incur additional indebtedness, our management or board of trustees will have discretion to incur such amounts of aggregate indebtedness as they determine. We may seek additional debt financing to fund future acquisitions. We are subject to risks normally associated with debt financing, including that we may not have enough cash flow to service our indebtedness which could lead to foreclosures on our properties or us selling our properties on disadvantageous terms, the risk that our cash flow, after debt service, will be insufficient to pay dividends at expected levels and meet required payments of principal and interest, the risk that indebtedness on our properties (which will not have been fully amortized at maturity in all cases) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Our properties are or may be mortgaged to secure payments on our indebtedness. Certain properties are secured by debt which is cross-collateralized and cross-defaulted and, therefore, a default on one mortgage could lead to the acceleration of other indebtedness. As of September 30, 2003, we had approximately $426.6 million of consolidated indebtedness, of which approximately $190.2 million (or 44.6%) was fixed rate debt and approximately $236.3 million (55.4%) or was variable rate debt. Additionally, our pro-rata share of indebtedness of our joint ventures was $28.2 million at September 30, 2003. Based on the market price for our common shares at the close of business on September 30, 2003, our indebtedness was equal to approximately 38.2% of our total market capitalization on that date and our consolidated indebtedness plus our pro-rata share of our joint venture debt was equal to approximately 41.4% of our total market capitalization on that date (in each case, assuming the conversion to common shares of all of our outstanding convertible preferred shares and preferred or common units of limited partnership interest in the operating partnership, other than those units which we own). If interest rates increase, this could materially increase our interest expense with respect to our variable rate indebtedness.

        In the future, we may increase our borrowings for new acquisitions, capital improvements, new development projects and for general working capital purposes. Such variable rate debt creates higher debt service requirements if market interest rates increase, which could adversely affect our cash flow and the amounts of cash available for dividends to you.

        If we fail to make required payments of principal and interest on any mortgage debt, our lenders could foreclose on the properties securing such debt which would result in a loss of income and asset value to us. If principal payments due at maturity cannot be paid or refinanced, we expect that our cash flow would not be sufficient in all years to pay dividends at expected levels and to repay all maturing debt. Furthermore, any substantial increase in interest expense relating to any such refinanced indebtedness also would adversely affect our cash flow and the amounts available for dividends to you.

Property ownership through joint ventures could limit our control of those investments.

        Joint venture investments may involve risks not otherwise present for investments made solely by us, including the possibility that our co-venturer might become bankrupt, that our co-venturer might at any time have different interests or goals than we do, and that our co-venturer may take action contrary to our instructions, requests, policies or objectives, including our policy with respect to maintaining our qualification as a REIT. Other risks of joint venture investments include impasse on decisions, such as a sale, because neither we nor our co-venturer would have full control over the joint venture. There is no limitation under our organizational documents as to the amount of funds that may be invested in joint ventures. Disputes between us and our co-venturer may result in litigation or arbitration that would increase our expenses and prevent our management from focusing their time and effort on our business. In addition, we may be liable in certain circumstances for the actions of our co-venturer. We currently own interests in 28 properties comprising 9.3 million square feet owned in the aggregate by three of our four joint ventures.

We may be unable to complete acquisitions and developments and successfully operate acquired or developed properties.

        We have recently experienced, and may continue to experience, rapid growth through the acquisition and development of additional industrial properties. Our ability to manage our growth effectively requires us to successfully integrate our new acquisitions and developments into our existing management structure. Properties which we acquire typically have no operating history under our management and such properties may have characteristics or deficiencies unknown to us which affect their valuation or revenue potential, including liabilities for environmental contamination, and claims by tenants, vendors or other persons who dealt with the former owners of the properties. We may not have any recourse or only limited recourse against the prior owners for such liabilities. The operating performance of these properties may decline under our management. A decline in the operating performance of these properties will adversely affect our operating results and funds from operations, which could adversely impact the price of our common shares and the amount of dividends we will be able to pay.

        We currently plan to continue acquiring properties to the extent we consider appropriate. Our success in this area depends on many factors, including the ability to successfully (i) identify properties which meet our acquisition criteria, (ii) negotiate acceptable price and terms with the seller and (iii) close the transactions for such properties. These criteria could be adversely impacted by competition from other real estate investors with significant capital, including both publicly traded REITs and institutional investment funds. Additionally, estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

        We intend to continue to develop and substantially renovate industrial properties. We are subject to risks in our development activities including the following: (i) we may be unable to obtain constructing or permanent financing at all or on favorable terms, (ii) we may not complete the development project on time or within budget, (iii) we may encounter delays or refusals in obtaining all necessary regulatory permits or authorizations; and (iv) once completed, our operating results for the project may not be profitable or meet our expectations.

        We plan to finance our future acquisitions and developments through debt offerings, equity offerings, proceeds from sales of assets, other debt financing or any combination thereof. By using existing credit facilities or other short-term debt for such activities, we may not be able to secure financing in the future or financing on equally favorable terms. By using other debt to finance such activities, we will be subject to risks normally associated with debt financing. See the risk factor captioned "Our Financial Performance and Value are Subject to Risks Associated with the Real Estate Industry That Could Adversely Affect Our Financial Condition-Debt Financing May Have an Adverse Effect on Our Cash Flow and Our Ability to Pay Dividends". By using equity to finance such activities, we may dilute your current interest in our company. Accordingly, our acquisition and development activities may have an adverse effect on our financial performance and ability to pay dividends to our shareholders.

We may not be successful in entering new markets or in operating in any new markets we enter.

        We currently intend to continue to seek expansion of our operations into additional new markets other than Northern and Central New Jersey, Pennsylvania and Indianapolis. In determining whether to enter a new market, we consider, among other factors, demographics, job growth, employment, real estate fundamentals, competition and other related matters. We cannot assure you that we will be successful in our efforts to identify new markets, or that once we identify new markets, that we will be able to successfully acquire properties in those markets and achieve favorable operating results from properties acquired in those markets.

We may not be able to obtain financing to implement our business strategy.

        Our business strategy is dependent on our ability to obtain financing, particularly through accessing the capital markets and/or borrowings under our $185 million unsecured revolving credit facility. Our credit facility expires in December 2004, with a one-year extension available at our option, and as of September 30, 2003, $120.4 million was outstanding thereunder. Our near-term business plan includes completing acquisitions and developments which may result in our borrowing of the maximum amount currently available under our credit facility. As a result, if we are unable to access the capital markets or increase the size of our credit facility or otherwise obtain additional financing, our ability to implement our business strategy may be restricted. There are no assurances that we will be able to obtain financing on terms that are favorable to us or at all. If we are unable to pursue our business strategy, our results of operations could be adversely affected.

Our shareholders' ability to effect a change in control of our company is limited, which may not be in our shareholders' best interest.

        Our ownership limit may not be in our shareholders' best interest.    For us to maintain our qualification as a REIT for federal income tax purposes, not more than 50% of the value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined for federal income tax purposes to include certain entities) during the last half of each of our taxable years. Our declaration of trust includes certain restrictions regarding transfers of our shares of beneficial interest and ownership limits that are intended to assist us in satisfying such limitations. Such restrictions and limits may not be adequate in all cases, however, to prevent the transfer of our capital shares in violation of the ownership limitations. The ownership limit discussed above may have the effect of delaying, deferring or preventing someone from taking control of our company, even though such a change of control could involve a premium price for your common shares or otherwise be in your best interest.

        Our staggered board may not be in our shareholders' best interest.    Our board of trustees is divided into three classes, with the members of each class serving a three-year term. The staggered terms for trustees may reduce the possibility of a tender offer or an attempt to effect a change in control of our company, even if such a tender offer or change of control would be in your best interest.

        Issuances of preferred shares and consent rights may prevent a change of control that would be in our shareholders' best interest. Our board of trustees is authorized by our declaration of trust to establish and issue one or more series of preferred shares without shareholder approval. We currently have three series of preferred shares authorized, with two of those three series of preferred shares being issued and outstanding. The establishment of these series or a future series of preferred shares could make more difficult a change of control of our company that would be in your best interest. Additionally, we have contractually granted certain consent rights to the holders of our Series C convertible preferred shares with respect to certain capital-raising transactions or financings. These rights could make more difficult a change of control of our company that would be in your best interest.

The concentration of ownership of our capital shares may not be in our shareholders' best interest.

        Our officers and trustees as a group currently beneficially own, as of September 30, 2003, 7.8% of our company (assuming the conversion to common shares of all outstanding shares of our Series C convertible preferred shares and common and convertible preferred units of limited partnership interest in our operating partnership). In addition, certain other investors currently own a significant amount of our shares of beneficial interest. Although we feel this ownership is beneficial in aligning the interest of officers and trustees with that of the other shareholders, this may enable the officers and trustees to exercise substantial influence over the management of our company and on the outcome of any matters submitted to a vote of our shareholders. The concentration of beneficial ownership of our company may have the effect of delaying, deferring or preventing a change in control of our company, may discourage bids for our shares of beneficial interest at a premium over the market price of our shares of beneficial interest and may adversely affect the market price of our shares of beneficial interest.

We have agreed not to sell certain of our properties.

        We have agreed in connection with the acquisition of certain of our properties not to sell, for the benefit of the previous owner, certain properties for a period of time ranging from 2004 to 2007 in any transaction that would trigger taxable income, subject to certain exceptions. Some of these agreements are with current officers and trustees of our company. In addition, we may enter into similar agreements in connection with future property acquisitions. These agreements generally provide that we may dispose of these properties in transactions that qualify as tax-free exchanges under Section 1031 of the Code. Therefore, we may be precluded from selling certain properties other than in transactions that would qualify as tax-free exchanges for federal income tax purposes, even if it would be in your best interest to do so.

Certain trustees and officers who own units of limited partnership interest in our operating partnership may be affected differently than our shareholders as a result of the sale of, or reduction of mortgage debt on, certain of the properties.

        Certain of our trustees and officers own units of limited partnership interest in our operating partnership and, as a result, may face different and more adverse tax consequences than you will if we sell or reduce our mortgage indebtedness on certain of our properties. Those individuals may, therefore, have different objectives than you regarding the appropriate pricing and timing of any sale of such properties or reduction of mortgage debt. Accordingly, there may be instances in which we may not sell a property or pay down the debt on a property even though doing so would be advantageous to you.

Our insurance coverage does not include all potential losses.

        We currently carry comprehensive insurance coverage including property, liability, fire, flood, earthquake, environmental, terrorism, extended coverage and rental loss as appropriate for the markets where each of our properties and business operations are located. The insurance coverage contains policy specifications and insured limits customarily carried for similar properties and business activities. We believe our properties are adequately insured. However, there are certain losses, including losses from floods and losses from earthquakes, acts of war, certain acts of terrorism or riots, that are not generally insured against or that are not generally fully insured against because it is not deemed to be economically feasible or prudent to do so. If an uninsured loss or a loss in excess of insured limits occurs with respect to one or more of our properties, we could experience a significant loss of capital invested and potential revenues in these properties and could potentially remain obligated under any recourse debt associated with the property.

We depend on key personnel, the loss of whom might adversely affect our performance.

        We depend on the efforts of our key personnel, particularly Jeffrey E. Kelter, our President and CEO, as well as certain other members of senior management. While we believe that, if necessary, we could find replacements for these key personnel, the loss of their services could have a material adverse effect on our operations.

Risks associated with future issuances of our common shares.

        Future issuances of common shares or securities convertible into common shares may dilute your interest in our company.    Our declaration of trust authorizes our board of trustees to issue additional common shares or securities convertible into our common shares without shareholder approval. Additionally, our Series C preferred shares and, under certain circumstances, all limited partnership interests in our operating partnership may be converted into our common shares pursuant to their terms. Such issuances of our common shares or conversion of convertible securities into our common shares would have the effect of diluting your existing interest in our company.

        Future sales of our common shares may adversely affect the price of our common shares.    Future sales of a substantial number of our common shares may occur as a result of option holders exercising their rights to purchase our common shares or by shares being resold under registration rights agreements (including with respect to the conversion of our Series C preferred shares and, under certain circumstances, preferred and common units of limited partnership interest in our operating partnership into our common shares) or exemptions from registration. The selling security holders are not the only shareholders that have registration rights with respect to our common shares and we may grant registration rights to shareholders in the future. Future sales of a substantial number of our common shares could adversely affect the prevailing market price for our common shares even if it is in your best interest.

Liability for environmental matters could adversely affect our financial condition.

        Under various federal, state, and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property properly, may adversely affect the owner's ability to borrow using such real property as collateral and to lease the property. Persons who arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous substances at the disposal or treatment facility, whether or not such facility is or ever was owned or operated by such person. Certain environmental laws and common law principles could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials ("ACMs") into the air, and third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances, including ACMs. As the owner of our properties, we may be potentially liable for any such costs. Phase I or similar environmental site assessments ("ESAs") have been obtained on all of our properties. The purpose of Phase I ESAs is to identify potential sources of contamination for which we may be responsible and to assess the status of environmental regulatory compliance. For a number of the properties, the Phase I ESAs referenced prior Phase II ESAs obtained on such properties. Phase II ESAs generally involve more invasive procedures than Phase I ESAs, such as soil sampling and testing or the installation and monitoring of groundwater wells. The ESAs have not revealed any environmental condition, liability or compliance concern that we believe would have a material adverse effect on our business, assets or results of operations, nor are we aware of any such condition, liability or concern. It is possible that the ESAs relating to any of the properties do not reveal all environmental conditions, liabilities or compliance concerns or that there are material environmental conditions, liabilities or compliance concerns that arose at a property after the related ESA report was completed of which we are unaware. In addition, we cannot assure you that properties which we acquire in the future will not have any material environmental conditions, liabilities or compliance concerns.

There are risks associated with our status as a REIT.

        We believe that we qualify for taxation as a REIT for federal income tax purposes and plan to operate so that we can continue to meet the requirements for qualification and taxation as a REIT. If we qualify as a REIT, we generally will not be subject to federal income tax on our income that we distribute currently to our shareholders. Many of the REIT requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances, some of which may not be totally within our control and some of which involve questions of interpretation. For example, to qualify as a REIT, at least 95% of our gross income each year must come from specific passive sources, like rent from real property, that are itemized in the REIT tax laws. In addition, the composition of our assets must meet certain requirements at the close of each quarter. There can be no assurance that the Internal Revenue Service (the "IRS") or a court would agree with any conclusions or positions we have taken in interpreting the REIT requirements. We also are required to distribute to our shareholders at least 90% of our taxable income (excluding capital gains). Such distribution requirement limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time we actually receive revenue or pay expenses and the period we report those items for distribution purposes we may have to borrow funds on a short-term basis to meet the 90% distribution requirement. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings, that make it more difficult or impossible for us to remain qualified as a REIT.

        If we fail to qualify as a REIT for federal income tax purposes, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first failed to qualify. If we failed to qualify as a REIT, we would have to pay significant income taxes. This likely would have a significant adverse effect on the value of our securities. In addition, we would no longer be required to pay any dividends to shareholders.

        Even if we qualify as a REIT for federal income tax purposes, we are required to pay certain federal, state and local taxes on our income and property. Any of these taxes will reduce our operating cash flow.

THE COMPANY

        We are a self-administered, self-managed REIT engaged in the ownership, acquisition and development of industrial properties. As of September 30, 2003, we owned a portfolio of 119 properties, (including joint venture properties) comprised of 118 industrial properties and one office property containing an aggregate of approximately 26.8 million square feet and an investment in a direct financing lease. Twenty-eight of our properties comprising an aggregate of 9.3 million square feet were held by us in three of our four separate joint ventures. Our properties are located principally in the mid-Atlantic and northeastern United States and are approximately 92.1% leased to 206 tenants as of September 30, 2003. On November 10, 2003, we acquired 13 additional properties, aggregating approximately 1.7 million square feet in Miami, Florida.

        We conduct substantially all of our activities through, and substantially all of our properties are held directly or indirectly by, our operating partnership. We are the sole general partner of the operating partnership and own, as of September 30, 2003, approximately 75% of the outstanding units of limited partnership interest in the operating partnership. The remaining units of limited partnership interest are owned by limited partners of the operating partnership. Our officers and trustees own approximately 9.0% of the outstanding units of limited partnership interest (exclusive of the units owned by us) as of September 30, 2003.

        Each common unit of limited partnership interest of the operating partnership may be converted by the holder into, at our option, cash or one common share (subject to certain anti-dilution provisions). Each Series C convertible preferred unit of limited partnership interest in the operating partnership may be converted by the holder into (a) at the election of the holder, (1) the number of our common shares obtained by dividing the liquidation preference (which is $25.00 per unit) by the conversion price (which is $16.00 per unit) or (2) the number of shares of our Series B convertible preferred shares identical to the number of Series C preferred units being converted (in each case subject to certain anti-dilution provisions); or (b) if the operating partnership elects to give cash instead of our common shares or Series B convertible preferred shares, the amount of cash obtained by multiplying the current market price per share of our common shares by a fraction, the numerator of which is the liquidation preference and the denominator of which is the conversion price. Each Series D convertible preferred unit of limited partnership interest in the operating partnership may be converted by the holder into (a) at the election of the holder, the number of our common shares or common units obtained by dividing the liquidation preference (which is $25.00 per unit) by the conversion price (which is $16.50 per unit) (subject to certain anti-dilution provisions); or (b) if the operating partnership elects to give cash instead of our common shares or common units, the amount of cash obtained by multiplying the current market price per share of our common shares by a fraction, the numerator of which is the liquidation preference and the denominator of which is the conversion price. With each such exchange, our percentage interest in the operating partnership will increase.

        Our common shares are listed on the New York Stock Exchange under the symbol "KTR."

        Our principal executive offices are located at 200 Four Falls, Suite 208, West Conshohocken, PA 19428 and our telephone number is (484) 530-1800. We also maintain offices in New York City, Philadelphia, Jersey City, New Jersey, Harrisburg, Pennsylvania, Indianapolis, Indiana and Greenville, South Carolina. Unless the context otherwise requires, all references to "we," "us" or "our company" refers to Keystone Property Trust and its subsidiaries, including our operating partnership.

USE OF PROCEEDS

        We will not receive any of the proceeds of sales of common shares by the selling security holders.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

General

        Under our declaration of trust, the total number of all classes of shares that we have authority to issue is 65,000,000, all of which were initially classified as common shares, $.001 par value. Our board of trustees may classify and reclassify any unissued shares of beneficial interest by setting or changing in any one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of beneficial interest. We have 59,775,035 shares classified as common shares and 5,224,965 shares classified as preferred shares.

Common Shares

        The holders of common shares are entitled to one vote per share on all matters voted on by shareholders, including elections of the trustees, and, except as otherwise required by law or provided in any articles supplementary to the declaration of trust adopted by the board of trustees with respect to any series of preferred shares establishing the voting powers of such series, the holders of such shares exclusively possess all voting power. The declaration of trust does not provide for cumulative voting in the election of trustees. Subject to any preferential rights of any outstanding series of preferred shares, the holders of common shares are entitled to such dividends as may be declared from time to time by the board of trustees from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of our company available for distribution to such holders. All common shares outstanding are fully paid and non-assessable and the holders thereof have no preemptive rights. The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.

Preferred Shares

        General.    Under the declaration of trust, the board of trustees is authorized to provide for the issuance of preferred shares in one or more series, to establish the number of shares in each series and to fix the terms thereof. The preferred shares will, when issued, be fully paid and nonassessable and will generally have no preemptive rights. The board of trustees could authorize the issuance of preferred shares with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their shares over the then market price of such common shares.

        Terms of Preferred Shares That We May Offer.    The following description of the preferred shares sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the declaration of trust and our by-laws and any articles supplementary to the declaration of trust designating terms of a series of preferred shares.

        Reference is made to the prospectus supplement relating to the preferred shares offered thereby for specific terms, including, to the extent applicable:

  (1)
  the title of such preferred shares;

  (2)
  the number of preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

  (3)
  the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

  (4)
  the date from which dividends on such preferred shares shall accumulate, if applicable;

  (5)
  the provision for a sinking fund, if any, for such preferred shares;

  (6)
  the provision for redemption, if applicable, of such preferred shares;

  (7)
  any listing of such preferred shares on any securities exchange;

  (8)
  the terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares or other shares of beneficial interest, including the conversion price or rate (or manner of calculation thereof);

  (9)
  any other specific terms, preferences, rights, limitations or restrictions of such preferred shares, including voting rights, if any;

  (10)
  a discussion of federal income tax considerations applicable to such preferred shares;

  (11)
  the relative ranking and preference of such preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company;

  (12)
  any limitations on issuance of any series of preferred shares ranking senior to or on parity with such series of preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of our company; and

  (13)
  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT.

Restrictions On Transfer

        For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Because our trustees believe it is essential for us to continue to qualify as a REIT, the declaration of trust, subject to certain exceptions, provides that no holder (other than current excepted holders and any other person who the trustees approve, at their option and in their discretion, provided that such approval will not result in the termination of our status as a REIT) may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (in value or number of shares, whichever is more restrictive) of the outstanding common shares and with respect to any class or series of preferred shares, 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series of preferred shares (the "Ownership Limit"). The foregoing restrictions on transferability and ownership will not apply if the trustees determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If any purported transfer of shares would cause our shares to be beneficially owned by less than 100 persons, then such purported transfer shall be void ab initio and the intended transferee shall acquire no rights in such shares. If any transfer of shares occurs which, if effected, would (i) create a direct or indirect ownership of shares in excess of the Ownership Limit, (ii) result in our company being "closely held" within the meaning of Section 856(h) of the Code, or (iii) otherwise result in our failure to qualify as a REIT, then the shares of beneficial interest being transferred that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to our discovery that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to our shares of beneficial interest held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. The trustee shall designate a transferee of such shares so long as such shares would not violate the Ownership Limit in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the shares of beneficial interest in the purported transfer that resulted in the transfer of shares of beneficial interest to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of beneficial interest gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

        All certificates representing shares of beneficial interest will bear a legend referring to the restrictions described above.

        Every owner of more than 1% (or such other percentage as required by the Code or Treasury regulations thereunder) of the issued and outstanding common shares will be required to file a written notice with us containing the information specified in the declaration of trust no later than January 30 of each year. In addition, each shareholder shall upon demand be required to disclose to us in writing such information as we may request in good faith in order to determine our status as a REIT.

        These ownership limitations may have the effect of precluding acquisition of control of our company unless the trustees determine that maintenance of REIT status is no longer in our best interest.

Limitation of Liability of Trustees

        Our declaration of trust provides that, to the fullest extent permitted by Maryland law, a trustee or officer will not be personally liable for monetary damages to us or you.

Indemnification of Trustees and Officers

        Our declaration of trust provides that we shall indemnify (i) our trustees and officers to the fullest extent required or permitted by Maryland law, including the advance of expenses under the procedures set forth in our by-laws and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by our trustees or our by-laws and be permitted by law. The declaration of trust provides that no amendment of the declaration of trust or repeal of any of its provisions shall limit or eliminate the right to indemnification provided thereunder with respect to acts or omissions occurring prior to such amendment or repeal. We have a trustee and officer liability insurance policy with a $15,000,000 limit of liability and a company retention of $150,000 in the aggregate for each claim other than securities claims and a company retention of $500,000 in the aggregate for securities claims.

Terms of Series B Convertible Preferred Shares

        We currently have 1,664,965 shares designated as Series B convertible preferred shares par value $.001 per share, none of which are issued or outstanding.

Terms of Series C Convertible Preferred Shares

        We currently have 800,000 shares designated as Series C preferred shares, par value $.001 per share, 500,000 shares of which are issued and outstanding. The Series C preferred shares have the following terms:

        Voting Rights.    Except in certain limited circumstances and as required by applicable law, holders of Series C preferred shares are not entitled to vote. The affirmative vote of at least two-thirds of the votes cast by the holders of the Series C preferred shares is required to authorize or increase the number of shares of a class senior to, or on parity with, the Series C preferred shares or to authorize an amendment to our declaration of trust that would materially and adversely affect the voting powers, rights or privileges of the holders of the Series C preferred shares. The consent of the holders of a majority in interest of the Series C preferred shares is also required before we or any subsidiary of ours can enter into any capital-raising transaction or financing; provided, however, that such consent is not required if, in each case, such capital-raising transaction or financing represents a refinancing or some other renewal of the then current amount of our outstanding indebtedness or the indebtedness of our applicable subsidiary, or if we meet a certain required fixed charge coverage ratio. If we do not receive the necessary consent described in the preceding two sentences, the number of trustees then constituting our board of trustees shall be increased by one and the holders of Series C preferred shares, voting as a single class, will be entitled to nominate and vote for the election of the additional trustee.

        Dividends.    The holders of Series C preferred shares are entitled to cumulative dividends, payable quarterly and in preference to dividends payable on our common shares and any other shares ranking junior to the Series C preferred shares, when, as and if authorized and declared by our board of trustees out of funds legally available for that purpose, at the rate of $2.4375 per share per year plus the amount by which cash dividends with respect to one share of our common shares exceeds a rate of $1.54 (subject to adjustment) per year multiplied by the conversion ratio then in effect for the Series C preferred shares. Such dividends shall be cumulative from the date of issuance of the Series C preferred shares and compound quarterly at a rate of 9.75% per annum.

        Liquidation.    In the event of any liquidation event, the holders of Series C preferred shares will be entitled to receive, out of our assets legally available for distribution to our shareholders, before distributions are made to holders of our common shares or any other shares ranking junior to the Series C preferred shares as to liquidation distributions, the greater of (i) (A) a liquidation preference in an amount equal to the sum of $25.00 per share and accrued and unpaid dividends plus (B) the applicable liquidation premium set forth below, or (ii) an amount per share equal to the amount which would have been payable had each share been converted into common shares immediately prior to such liquidation event. If, on or prior to September 27, 2004, there is (i) a consolidation or merger which results in a change of control of our company and in which the surviving entity is another entity that is or may be the issuer of senior unsecured debt securities or preferred shares rated investment grade, the liquidation premium will be 5% of the liquidation preference or (ii) any other liquidation event, the liquidation premium will be 10% of the liquidation preference. If, after September 27, 2004, there is a liquidation event, the liquidation premium will be the same as the redemption premium set forth in the following paragraph.

        Redemption.    At any time following September 27, 2004, we may redeem for cash all or part of the outstanding Series C preferred shares at a price per share equal to the following percentage of the liquidation preference (which is $25.00 per share) as set forth in the following table:

Redemption Date	Redemption Premium As A Percentage of Liquidation Preference
From September 27, 2004 through and including September 27, 2005	104.75%
From September 27, 2005 through and including September 27, 2006	103.5625%
From September 27, 2006 through and including September 27, 2007	102.375%
From September 27, 2007 through and including September 27, 2008	101.1875%
Thereafter	100%

        If we call less than all of the outstanding Series C preferred shares for redemption, shares will be redeemed pro rata in proportion to the number of shares owned.

        Conversion.    Each holder of Series C preferred shares may at any time convert such shares into the number of our common shares obtained by dividing the aggregate liquidation preference of such Series C preferred shares by a conversion price of $15.75. The conversion price is subject to adjustment upon certain events such as a combination or subdivision of our common shares, the granting of rights, options or warrants to holders of our common shares entitling them to purchase common shares at a price less than their current market value or any action affecting our common shares that in the opinion of our board of trustees would materially adversely affect the conversion rights of the holders of Series C preferred shares.

        Rights Upon Certain Transactions.    We may not enter into certain transactions in which our common shares are converted into the right to receive securities or other property, unless provision is made that each Series C preferred share that is not redeemed or converted into the right to receive securities or other property is thereafter convertible into the securities or other property that would have been received if such Series C preferred shares were converted into common shares immediately prior to the transaction.

Terms of Series D Cumulative Redeemable Preferred Stock

        We currently have 2,760,000 shares designated as Series D cumulative redeemable preferred stock, all of which are issued and outstanding. The Series D preferred stock has the following terms:

        Voting Rights.    Except in certain limited circumstances and as required by applicable law, holders of Series D preferred stock are not entitled to vote. However, if dividends on any outstanding shares of Series D preferred stock have not been paid for six or more quarterly periods (whether or not consecutive), holders of the Series D preferred stock and the holders of all other shares of any class or series ranking on parity with the Series D preferred stock which are entitled to similar voting rights (voting as a single class) will be entitled to elect two additional trustees to our Board of Trustees to serve until all unpaid dividends have been paid or declared and set apart for payment. In addition, we may not make certain material adverse changes to the terms of the Series D preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D preferred stock and all other shares of any class or series of beneficial interest ranking on parity with the Series D preferred stock which are entitled to similar voting rights (voting as a single class).

        Dividends.    The holders of Series D preferred stock are entitled to receive cumulative cash dividends on the Series D preferred stock at a rate of 9.125% per year of the $25.00 liquidation preference (equivalent to $2.28125 per year per share). Dividends on the Series D preferred stock are payable quarterly in arrears on the last calendar day of each January, April, July and October or, if not a business day, the next succeeding business day. Dividends on the Series D preferred stock are cumulative from the date of original issuance.

        Liquidation Preference.    If we liquidate, dissolve or wind up, holders of the Series D preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not declared) to and including the date of payment, before any payments are made to the holders of our common shares and any other shares of beneficial interest ranking junior to the Series D preferred stock as to liquidation rights. The rights of the holders of the Series D preferred stock to receive their liquidation preferences is subject to the proportionate rights of each other series or class of our stock ranked on parity with the Series D preferred stock.

        Redemption.    We may not redeem the Series D preferred stock prior to February 19, 2008, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. On or after February 19, 2008, we may, at our option, redeem the Series D preferred stock, in whole or in part, at any time and from time to time, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date. Any partial redemption will be on a pro rata basis.

        No Maturity.    The Series D preferred stock has no maturity date and we are not required to redeem the Series D preferred stock. Accordingly, the Series D preferred stock will remain outstanding indefinitely, unless we decide to redeem it. We are not required to set aside funds to redeem the Series D preferred stock.

        Conversion.    The shares of the Series D preferred stock are not convertible or exchangeable for any of our other property or securities.

SELLING SECURITY HOLDERS

        Sales of our common shares registered hereby must (i) be accompanied by a copy of this prospectus, together with the applicable prospectus supplement or (ii) be effected through an exemption from registration, such as pursuant to Rule 144 under the Securities Act of 1933, as amended (the "1933 Act").

        The following table lists (i) the selling security holders who may offer our common shares from time to time pursuant to this prospectus, (ii) the number and percentage of common shares owned by each selling security holder and (iii) the number and percentage of common shares of each selling security holder, the offer and sale of which is to be registered on behalf of each selling security holder pursuant to this prospectus (the "Registered Shares"). The number of shares set forth under "Shares Owned" in the table below represents the maximum number of common shares that may be offered from time to time by the selling shareholders or their donees and pledgees, and assumes the conversion or exchange of all convertible preferred shares, convertible preferred units and common units into common shares. Because the selling shareholders may sell or otherwise transfer less than all of their securities pursuant to this prospectus and otherwise and because we are not obligated to exchange common or preferred units into common shares, we cannot estimate the number and percentage of common shares that may be held by each selling shareholder after his offering. We are registering the Registered Shares in order to permit secondary trading of the Registered Shares, and the selling security holder may offer Registered Shares for resale from time to time. See the section "Method of Sale" in this prospectus beginning on page 26.

Name	Shares Owned(1)		Percentage(2)	Registered Shares
Antoinette R. McBride, Trustee under Antoinette McBride Declaration of Trust dated 04/26/96	201,640	(3)	*	32,561
Joan H. McBride — Omsberg	201,893	(4)	*	32,561
Mary V. Dekorte	201,893	(5)	*	32,561
Timothy B. McBride	202,887	(6)	*	32,561
Kathryn Kruckel	161,108	(7)	*	26,049
Moira McBride Murphy	161,107	(8)	*	26,049
J. Nevins McBride, Jr.	161,107	(9)	*	26,049
W. Peter McBride	161,107	(10)	*	26,049
Terence A. McBride	201,385	(11)	*	32,561
Sheila James	201,384	(12)	*	32,561
Michael X. McBride	212,748	(13)	*	32,561
Mark J. McBride	201,384	(14)	*	32,561
AirTech Parkway Associates	309,580	**	1.18%	309,580
University of Notre Dame	50,000	**	*	50,000
Marian College	2,500	**	*	2,500
Michael G. Browning	494,511	**	1.87%	134,365
Robert Morris	1,123,893	***	4.14%	1,123,893
Joseph D. Morris	1,194,142	***	4.39%	1,194,142
Ronald Schram	62,445	***	*	62,445
Mark M. Bava	62,445	***	*	62,445
The Drew Morris Trust	6,259	***	*	6,259
The Justin Morris Trust	6,259	***	*	6,259
The Keith Morris Trust	6,259	***	*	6,259
Joseph D. Morris Family Limited Partnership	34,776	***	*	34,776
Robert Morris Family Limited Partnership	105,028	***	*	105,028

Total Being Registered				3,462,635

*
Less than 1%

**
All shares are reserved for issuance upon conversion of common units of limited partnership interest of our operating partnership.

***
All shares are reserved for issuance upon conversion of Series C convertible preferred units of our operating partnership.

(1)
The Registered Shares may be offered from time to time in one or more offerings. This assumes that the selling security holders acquire no additional common shares before the completion of this offering.

(2)
This does not assume conversion to common shares of any of our outstanding convertible preferred shares, preferred units and common units except for those shares and units held by an applicable selling shareholder.

(3)
Includes 133,174 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which the Trust has an interest.

(4)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Ms. McBride-Omsberg has an interest.

(5)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Ms. Dekorte has an interest.

(6)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. Timothy B. McBride has an interest.

(7)
Includes 106,538 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Ms. Kruckel has an interest.

(8)
Includes 106,539 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Ms. Murphy has an interest.

(9)
Includes 106,538 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. J. Nevins McBride, Jr. has an interest.

(10)
Includes 106,538 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. W. Peter McBride has an interest.

(11)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. Terence A. McBride has an interest.

(12)
Includes 133,174 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Ms. James has an interest.

(13)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. Michael X. McBride has an interest.

(14)
Includes 133,173 OP Units, beneficially owned through ownership interests in various limited partnerships and corporations in which Mr. Mark J. McBride has an interest.

KTR Holdings Transaction

        In August 2002, in a transaction (the "KTR Holdings Transaction") that was approved by our shareholders at our 2002 Annual Meeting of Shareholders, we received 390,735 OP Units from KTR Holdings, Inc., a New Jersey corporation ("KTR Holdings"), in exchange for the issuance of 390,735 common shares to the following shareholders of KTR Holdings (the "KTR Holdings Shareholders"): David F. McBride, Frank V. McBride Revocable Trust UID 04/22/96 (the "Frank McBride Trust"), Joan H. McBride-Omsberg, Mary V. Dekorte, Timothy B. McBride, Kathryn Kruckel, Moira McBride Murphy, J. Nevins McBride, Jr., W. Peter McBride, Terence A. McBride, Sheila James, Michael X.

McBride and Mark J. McBride. David F. McBride has served as our Chairman and a Trustee and its predecessor since December 1997. Mr. McBride abstained from the approval and ratification of the KTR Holdings Transaction by our Board of Trustees. The KTR Holdings Transaction was intended to qualify as a reorganization under Section 368(a) of the Code. Pursuant to the Contribution Agreement for the KTR Holdings Transaction, dated as of April 10, 2002, the KTR Holdings Shareholders released us from certain contractual commitments relating to the requirement for the Company to reinvest proceeds from any sale of certain of our properties in accordance with Section 1031 of the Code. The consideration for the KTR Holdings Transaction was determined through an arm's-length negotiation between us and KTR Holdings. Under registration rights agreements, each dated as of August 7, 2002, we agreed to register such common shares and each KTR Holdings Shareholder agreed not to sell its common shares for a period of one year from the date of such agreements. Each of the KTR Holdings Shareholders has also agreed not to sell more than 25% of its common shares during the three month period following the expiration of the lock-up period and not to sell more than an additional 25% of its common shares during each three month period thereafter. As a result, each KTR Holdings Shareholder may only sell all of its common shares nine months after the expiration of the lock-up period.

        In March 2003, the common shares issued to the Frank V. McBride Trust pursuant to the KTR Holdings Transaction were transferred to Antoinette R. McBride Declaration of Trust, Antoinette R. McBride, Trustee, under trust dated April 26, 1996 as amended.

Trustee Compensation

        Mr. Joseph D. Morris received 3,380 common shares in the aggregate in lieu of cash fees as compensation for services provided by him to us in his capacity as a member of our board of trustees in 2000 and 2001.

Browning Transaction

        In January 2000, we acquired from our joint venture partner, AirTech Parkway Associates, LLC, an Indiana limited liability company ("AirTech Parkway"), its 50% ownership interest in First Point Associates, LLC, an Indiana limited liability company ("First Point"), for $8.9 million pursuant to a Contribution Agreement, dated as of December 4, 1998, as amended on January 11, 2000. First Point developed and constructed a 500,000 square foot industrial building in AirTech Park, Indianapolis, Indiana. Upon the completion of this transaction, we owned a 100% ownership interest in First Point. The consideration for this acquisition was $5.9 million of OP Units, valued at $16.36 per unit, and $3.0 million in cash. AirTech Parkway is managed by Browning Investments, Inc. ("Browning Investments"). Michael G. Browning owns a controlling interest in both Browning Investments and AirTech Parkway. Pursuant to an OP Unit Recipient Agreement dated as of January 11, 2000, we agreed to register the common shares issuable upon conversion of these OP Units.

        In September 2003, AirTech Parkway donated 50,000 OP Units and 2,500 OP Units to the University of Notre Dame and Marian College, respectively.

        Pursuant to an Option Agreement between our operating partnership and Browning Investments, dated as of December 4, 1998, as amended on July 3, 2003, (as so amended, the "Browning Option Agreement"), we have an option until December 31, 2008 and a right of first offer until December 31, 2008, to develop distinct land parcels through joint ventures in which we would have a 50% non-controlling interest. In addition, during each 60-day period beginning on January 1, 2004 and on each January 1 thereafter through and including January 1, 2009, or within 60 days after a change of control of our company or the date our company acquires a 50% interest in at least 75% of the AirTech Park land, Browning has an option to put a 50% interest in the AirTech Park land to us at a price to be determined in accordance with the Browning Option Agreement. Our obligations with respect to each joint venture involve the issuance of OP Units on a pre-determined formula and the funding of 50% of the joint venture's capital requirements. We are also required to make option payments on a quarterly basis at a rate equal to its then current distribution rate to unit holders in our operating partnership for the OP Units which have not yet been issued in consideration for interests in specific joint ventures. In the years ended December 31, 2002, 2001 and 2000, respectively, we incurred and capitalized $621,000, $672,000 and $630,000 of costs related to this option.

        In June 2000, pursuant to the Browning Option Agreement, we issued 41,166 OP Units and 416 OP Units valued at $17.50 per unit to Mr. Browning and Carmel Drive Realty, Inc., an Indiana corporation ("Carmel Drive"), respectively, as consideration for a 50% joint venture interest in 3 Points Associates, LLC, ("3 Points") an Indiana limited liability company formed to develop and construct an 800,000 square foot distribution facility in AirTech Park at a cost of approximately $20 million. Additionally, we contributed $1.0 million in cash to the joint venture. Pursuant to OP Unit Recipient Agreements, each dated as of June 27, 2000, we agreed to register the common shares issuable upon conversion of these OP Units. Mr. Browning owns a controlling interest in Carmel Drive. In November 2001, our operating partnership acquired the project from 3 Points for $20.1 million and 3 Points was dissolved thereafter.

        In June 2001, pursuant to the Browning Option Agreement, we issued 41,750 OP Units and 422 OP Units valued at $17.50 per unit to Mr. Browning and Carmel Drive, respectively, as consideration for a 50% joint venture interest in 4 Points Associates, LLC, an Indiana limited liability company ("4 Points") formed to develop and construct another 800,000 square foot distribution facility in AirTechPark at a cost of approximately $22 million. Additionally, we contributed $400,000 in cash to this joint venture. Pursuant to OP Unit Recipient Agreements, each dated as of June 26, 2001, we agreed to register the common shares issuable upon conversion of these OP Units.

        In September 2002, we issued 2,538 OP Units and 26 OP Units valued at $17.50 per unit to Mr. Browning and Carmel Drive, respectively, in payment of 50% of the cost incurred by 4 Points in acquiring a 2.5-acre parcel of land under the Browning Option Agreement to serve as an additional parking area for the tenants of the 4 Points building. Additionally, we contributed $27,000 in cash. Pursuant to OP Unit Recipient Agreements, each dated as of September 18, 2002, we agreed to register the common shares issuable upon conversion of these OP Units.

        In November 2002, all of the OP Units held by Carmel Drive were transferred to Mr. Browning.

        In July 2003, pursuant to the Browning Option Agreement, we issued 48,047 OP Units valued at $17.50 per unit to Mr. Browning as consideration for a 50% joint venture interest in 5 Points Associates, LLC, an Indiana limited liability company formed to develop and construct another 800,000 square foot distribution facility in AirTech Park at a cost of $19 million. Additionally, we contributed $378,000 in cash to this joint venture. Pursuant to an OP Unit Recipient Agreement dated July 2, 2003, we agreed to register the common shares issuable upon conversion of these OP Units.

RMIT Transaction

        Pursuant to a Contribution and Exchange Agreement, dated as of August 6, 1999 (the "RMIT Contribution Agreement"), we acquired 28 properties from Reckson Morris Industrial Trust ("RMIT"), Reckson Construction Group, Inc. ("RCG"), Reckson Operating Partnership, L.P. ("ROP"), Robert Morris, Joseph D. Morris and certain of their related entities (collectively, the "Contributors"). On September 27, 1999, we acquired 22 warehouses comprising approximately 3.9 million square feet and 105 acres of land. The total consideration for this acquisition was approximately $205.0 million, including closing costs, consisting of the issuance to the Contributors of 103,878 of our common shares, 1.6 million shares of our Series B convertible preferred stock, 1,434,136 Series C convertible preferred units of limited partnership in our operating partnership, the assumption of approximately $16.4 million in mortgage indebtedness and approximately $105.5 million in cash. Mr. Joseph D. Morris became a trustee of our company as part of this closing. On May 5, 2000, as the final stage of the RMIT transaction, we acquired from the Contributors six entities which owned six warehouse buildings containing approximately 1.9 million square feet and approximately six acres of ground able to accommodate an additional 130,000 square feet of development. The total consideration for this stage of the transaction was approximately $91 million, including closing costs, consisting of the issuance to the Contributors of approximately $25.7 million of Series C convertible preferred units and the payment of approximately $73.7 million of cash proceeds. We arrived at the purchase prices through arm's length negotiations with the Contributors.

        The aforesaid consideration in the RMIT transaction included the issuance of an aggregate of 1,104,965 Series C convertible preferred units to Robert Morris, Joseph D. Morris, Ronald Schram, Mark M. Bava, The Drew Morris Trust, The Justin Morris Trust, The Keith Morris Trust, the Joseph D. Morris Family Limited Partnership and the Robert Morris Family Limited Partnership (collectively, the "Morris Contributors").

Related Party Transactions

RMIT Transaction

        In accordance with the terms of the RMIT Contribution Agreement, we guaranteed $5.0 million of a $15.0 million revolving loan that a group including Robert Morris, Joseph D. Morris, the Robert Morris Family Limited Partnership and the Joseph D. Morris Family Limited Partnership (the "Morris Group") obtained from a commercial lender. We deposited $3.0 million with the lender as collateral for this guarantee, which reduced the outstanding amount of the existing guarantee to $2.0 million. The Morris Group pledged Series C convertible preferred units with a liquidation value of approximately $37.1 million as collateral for this loan. In September 2001 the loan was amended and we were released from this guarantee. This revolving loan replaced and repaid the $12.5 million loan the Morris Group had with Reckson Associates Realty Corp. ("Reckson"). Under the terms of the loan agreement with Reckson, the Morris Group was obligated to pay Reckson monthly interest at the prime rate plus 0.50% (the "Morris Interest") and we were obligated to pay the difference between the Morris Interest and 15%. During 2000, we incurred $309,000 related to this obligation.

        We were obligated to pay affiliates of the Morris Contributors additional purchase price related to the RMIT transaction in an amount equal to 1.5% of the monthly rent collected from the tenants in the acquired buildings during the period from October 1999 to October 2002. In 2002, 2001 and 2000, respectively, we incurred approximately $334,000, $444,000 and $455,000, respectively, related to this obligation.

        We also loaned $787,000 to an affiliate of the Morris Contributors as part of the closing of the RMIT transaction. This loan required monthly interest payments at the prime rate plus 1.0% and had an original maturity date of October 2001. In September 2001, the terms of this loan were amended to provide for forgiveness of a portion of this loan by us. During 2001 the Morris affiliate repaid $287,000 of this loan and the remaining principal balance of $500,000 is being forgiven and reduced by approximately $167,000 annually over a three-year period.

        Certain affiliates of the Morris Contributors have received equity interests in certain entities which are controlled by us as consideration for development fees which we are required to pay in accordance with the terms of the RMIT transaction. In addition, in 2001 we paid a fee of approximately $3.0 million to a Morris affiliate for services provided in connection with the sale of a property owned by us.

Our Management Company

        Our operating partnership owns 100% of the preferred stock of Keystone Realty Services, Inc., our management company, and is entitled to receive 95% of the amounts paid as dividends by the management company. The remaining amounts paid as dividends by our management company are paid to the holders of common shares of the management company. To date, our management company has not declared or paid any dividends. A group including the shareholders of KTR Holdings and certain affiliates thereof own 40%, 30% and 30%, respectively, of the common shares of our management company. Our operating partnership, in the normal course of business, from time to time advances funds to our management company to fund working capital needs. In 2000, our operating partnership had a management agreement with our management company for property management and leasing services. Under the terms of this agreement, our management company received a management fee based upon a percentage of rent for all properties it manages. For the twelve months ended on December 31, 2000, our management company received $3.2 million in management fees from us. In addition, our management company was reimbursed for the salaries of certain of our executive officers and certain employees involved in management and operations of our properties and earned leasing commissions on leases brokered by its employees. For the twelve months ended on December 31, 2000, our management company received $2.6 million in reimbursements. We believe that the management fee paid to our management company was based upon competitive rates.

        In 2002 and 2001, our operating partnership received approximately $157,000 and $240,000, respectively, in fees as a result of acquisition services provided to a joint venture in which we hold a minority interest. Our management company, our affiliate, receives management fees and other fee compensation for services provided to the joint venture affiliate.

Miscellaneous Transactions

        In January, 2000 we issued and sold 33,545 common shares in the aggregate to the shareholders of KTR Holdings, in each case at a purchase price of $14.50 per share, based on the market price of the common shares as determined by our board of trustees in August, 1999, when it approved the issuance of the common shares.

        We have contractual commitments, with expiration dates ranging from 2004 to 2007, with certain limited partners of the Operating Partnership, including one or more of the shareholders of KTR Holdings, Mr. Browning, the Morris Contributors, and certain of their respective affiliates, not to sell certain real estate assets, which aggregated approximately $233 million of gross book value at December 31, 2002, in taxable transactions. Accordingly, if sold, the proceeds from the sales of the assets subject to these commitments may need to be reinvested by us in other real estate assets through the utilization of Section 1031 exchange transactions in accordance with the Code.

        We had leases with companies in which certain of the Morris Contributors and other limited partners of our operating partnership are officers and shareholders. The annual aggregate base rental revenue under these leases was approximately $729,000, $724,000, and $1.1 million for the years ended December 31, 2002, 2001, and 2000, respectively.

        We incurred costs during 2002, 2001 and 2000 related to construction, development and capital and tenant improvements of approximately $2.1 million, $421,000 and $3.5 million, respectively and leasing commissions of $593,000, $500,000 and $1.1 million, respectively, which were earned by companies in which one or more of the shareholders of KTR Holdings, Mr. Browning and certain of the Morris Contributors are officers and shareholders.

        Certain limited partners of our operating partnership, which include certain of the Morris Contributors and entities in which they have an ownership interest, have guaranteed mortgage loans aggregating approximately $30 million at December 31, 2002.

Other

        We have agreed to indemnify certain of the selling security holders against certain liabilities. See "Method of Sale" below.

METHOD OF SALE

        This prospectus relates to the possible offer and sale from time to time by the selling security holders (or by pledgees, donees, transferees or other successors in interest of such selling security holders) of their shares, identified in this prospectus (the "Registered Shares"). We have registered the Registered Shares for resale to provide them with freely tradable securities. However, registration of the Registered Shares does not necessarily mean that they will offer or sell any of their Registered Shares. We will not receive any proceeds from the offering or sale of their Registered Shares.

        The selling security holders (or pledgees, donees, transferees or other successors in interest) in one or more transactions (which may involve block trades or transactions) may sell the Registered Shares to which this prospectus relates from time to time (i) on the New York Stock Exchange, where our common shares are listed for trading, (ii) in other markets where our common shares are traded, (iii) in negotiated transactions, (iv) through short sales or put and call option transactions through underwriters, brokers or dealers (who may act as agent or principal), (v) through the distribution of the Registered Shares by any selling security holder to its partners, members or shareholders, (vi) directly to one or more purchasers, (vii) through agents or (viii) in a combination of such methods of sale. They may sell the Registered Shares at prices which are current when the sales take place or at other prices to which they agree.

        Any underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holders or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Underwriters may sell Registered Shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling security holders or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended and the rules and regulations thereunder (the "1933 Act"), and any discounts or commissions they receive and any profit on the sale of the Registered Shares they realize may be deemed to be underwriting discounts and commissions under the 1933 Act. Some sales may involve Registered Shares in which the selling security holders have granted security interests and which are being sold because of foreclosure of those security interests. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities arising under the 1933 Act. The selling security holders or other persons effecting sales hereunder may agree to indemnify any such underwriters, dealers and agents against certain liabilities, including liabilities under the 1933 Act.

        The selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common shares in the course of hedging the positions they assume with selling security holders. The selling security holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of our common shares offered hereby, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        Under the securities laws of certain states, the Registered Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Registered Shares may not be sold unless the Registered Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        The selling security holders also may resell all or a portion of their Registered Shares in open market transactions in reliance upon Rule 144 under the 1933 Act, provided they meet the criteria and conform to the requirements of such rule.

        Upon notification by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the 1933 Act, disclosing (i) the name of each such selling security holder and of the participating broker-dealer(s), (ii) the number of Registered Shares involved, (iii) the price at which such Registered Shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction.

FEDERAL INCOME TAX CONSIDERATIONS

General

        The following discussion summarizes certain federal income tax considerations that relate to our qualifications as a REIT and the acquisition ownership and disposition of our common shares as a capital asset (generally property held for investment) within the meaning of Section 1221 of the Code, is based on current law, and is not intended and should not be construed as tax advice. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. In addition, the following discussion is intended to address only those federal income tax considerations that are generally applicable to all prospective U.S. shareholders and does not discuss all of the aspects of federal income taxation that may be relevant to a prospective U.S. shareholder in light of his or her particular circumstances or to certain types of shareholders (including financial institutions, regulated investment companies, holders who receive our common stock through the exercise of employee stock options or otherwise as compensation, persons holding our common stock as part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment, insurance companies, tax-exempt entities, partnerships, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

        This discussion is based on current provisions of the Code, existing, temporary and currently proposed Treasury regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. The administrative rulings and practices of the IRS upon which this summary is based include its practices and policies as expressed in private letter rulings which are not binding on the IRS, except with respect to the taxpayers who requested and received such rulings. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes. In addition, we have not requested and do not plan to request any rulings from the IRS concerning our tax treatment or the tax treatment of the operating partnership. Accordingly, no assurance can be given that the statements set forth herein (which do not bind the IRS or the courts) will not be challenged by the IRS or sustained by the courts if so challenged.

        THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. WE ADVISE EACH PROSPECTIVE PURCHASER OF COMMON SHARES TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, DISPOSITION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

        General.    We have elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe that we have been organized and operated in a manner so as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner. No assurance, however, can be given that we have operated in a manner so as to qualify as a REIT or will continue to operate in a manner so as to remain qualified as a REIT. Qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, through periodic operating results, distribution levels, diversity of share ownership and other qualification tests imposed under the Code on REITs, some of which are summarized below. While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. See the section "Failure to Qualify" in this prospectus beginning on page 32.

        In the opinion of Clifford Chance US LLP, our counsel ("Counsel"), commencing with our taxable year ended December 31, 1993, we have been organized and operated in conformity with the requirements for qualification as a REIT under the Code and our proposed method of operation and that of our operating partnership will enable us to continue to meet the requirements for qualification and taxation as a REIT. Counsel's opinion is based on various assumptions and is conditioned upon numerous representations made by us and our operating partnership as to factual matters, including representations regarding the nature of our income and assets and the past, present and future conduct of our business operations. Unlike an IRS tax ruling or court decision, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge our qualification as a REIT. Moreover, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code. Counsel will not review our compliance with the various REIT qualification tests on a periodic or continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any one taxable year will satisfy such requirements. See the section "Failure to Qualify" in this prospectus beginning on page 32.

        The following is a general summary of the Code provisions that govern the federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.

        So long as we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net income that we distribute currently to our shareholders. This treatment substantially eliminates the "double taxation" (taxation at both the entity and shareholder levels) that generally results from an investment in an entity taxable as a corporation. If we do not qualify as a REIT, we would be taxed at regular income tax rates applicable to corporations on all of our taxable income, whether or not distributed to our shareholders. Even if we qualify as a REIT, we will be subject to federal income or excise tax as follows: (i) we will be taxed at regular corporate income tax rates on any undistributed taxable income including undistributed net capital gains; (ii) we may be subject to the "alternative minimum tax" on our items of tax preference, if any; (iii) if we have (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income; (iv) if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than dispositions of foreclosure property and dispositions of property that occur due to involuntary conversion) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if we fail to satisfy the 75% or 95% gross income test (as discussed below), and nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on the greater of (1) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% test for the taxable year, in either case multiplied by a fraction intended to reflect our profitability; (vi) if we should fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if we acquire any asset from a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and we subsequently recognize gain on the disposition of such asset in a taxable transaction during the 10-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) our adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate income tax rate unless an election is made to cause the C corporation to recognize all of the gain inherent in the property at the time of acquisition of the asset; and (viii) we could be subject to an excise tax if our dealings with any taxable REIT subsidiary are not at arm's length.

        Requirements for Qualification.    The Code defines a REIT as a corporation, trust or association (i) that is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code; (iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) that has the calendar year as its taxable year; (vi) the beneficial ownership of which is held by 100 or more persons; (vii) during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (viii) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through (v), inclusive, must be met during the entire taxable year and that condition (vi) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (vi) and (vii), however, will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

        We believe that we currently satisfy all of the conditions listed in the preceding paragraph. In addition, our declaration of trust includes restrictions regarding the transfer of our common shares that are intended to assist us in continuing to satisfy the share ownership requirements described in (vi) and (vii) above. See "Description of Shares of Beneficial Interest—Restrictions on Transfer" on page 15. In rendering its opinion that we are organized in conformity with the requirements for qualification as a REIT, Counsel is relying on our representation that ownership of our shares satisfies condition (vii) and Counsel expresses no opinion as to whether the ownership restrictions contained in the declaration of trust preclude us from failing to satisfy condition (vii) above. In addition, we intend to continue to comply with the Treasury Regulations requiring us to ascertain and maintain records which disclose the actual ownership of our shares. Although a failure to ascertain the actual ownership of our shares will not generally cause our disqualification as a REIT beginning with our taxable year ended December 31, 1998, a monetary fine may result.

        In addition, a corporation may generally not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Effect of Subsidiary Entities

        We currently have several "qualified REIT subsidiaries." A corporation that is a qualified REIT subsidiary is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of a "qualified REIT subsidiary" are treated as assets, liabilities and items of the REIT. In applying the requirements described herein, our "qualified REIT subsidiaries" will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. Any "qualified REIT subsidiary" of ours will therefore not be subject to federal corporate income taxation as a separate entity although such "qualified REIT subsidiary", may be subject to state or local taxation.

        A REIT may also hold any direct or indirect interest in a corporation that qualifies as a "taxable REIT subsidiary" ("TRS"), as long as the REIT's holdings of TRS securities do not exceed 20% of the value of the REIT's total assets. To qualify as a TRS, the subsidiary and the REIT must make a joint election to treat the subsidiary as a TRS. A TRS also includes any corporation (other than a REIT or a qualified REIT subsidiary) in which a TRS directly or indirectly owns more than 35% of the total voting power or value. See the section "Asset Tests" in this prospectus beginning on page 31. A TRS will pay tax at regular corporate income rates on any taxable income it earns. Moreover, the Code contains rules, including rules requiring the imposition of taxes on a REIT at the rate of 100% on certain reallocated income and expenses, to ensure that contractual arrangements between a taxable REIT subsidiary and its parent REIT are at arm's-length. In March 2001, we, together with our management company, elected to treat the management company as a taxable REIT subsidiary.

        In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT. Accordingly, our proportionate share of the assets and items of income of our operating partnership are treated as assets and items of income of ours for purposes of applying the requirements described herein, provided that the operating partnership is treated as a partnership for federal income tax purposes. See the section "Other Tax Considerations—Effect of Tax Status of the Operating Partnership on REIT Qualification" in this prospectus beginning on page 37.

        Income Tests.    In order to qualify as a REIT, a company must generally satisfy two gross income requirements on an annual basis. First, at least 75% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of its gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing.

        Rents received by a REIT will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of gross receipts or sales. Second, subject to certain limited exceptions, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or a direct or indirect owner of 10% or more of the REIT, directly or constructively, owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than

15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, in order for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to tenants, except through an "independent contractor" who is adequately compensated and from whom the REIT derives no income, or through a TRS. The "independent contractor" requirement, however, does not apply to the extent the services provided by the REIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." In addition, a de minimis rule applies with respect to non-customary services provided beginning with our taxable year ended December 31, 1998. Specifically, if the value of the non-customary service income with respect to a property (valued at no less than 150% of the direct costs of performing such services) is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." Our management company, as a TRS, may provide services (including noncustomary services) to our tenants without "tainting" any of the rental income received by us, and will be able to manage or operate properties for third parties and generally engage in other activities unrelated to real estate.

        We do not anticipate receiving rent that is based in whole or in part on the income or profits of any person (except by reason of being based on a fixed percentage or percentages of gross receipts or sales consistent with the rules described above). We do not anticipate receiving more than a de minimis amount of rents from any Related Party Tenant or rents attributable to personal property leased in connection with real property that will exceed 15% of the total rents received with respect to such property.

        We will provide certain services with respect to our properties through the operating partnership, which is not an "independent contractor." However, we believe (and have represented to Counsel) that all of such services will be considered "usually or customarily rendered" in connection with the rental of space for occupancy only so that the provision of such services will not jeopardize the qualification of rent from the properties as "rents from real property." In rendering its opinion on our ability to qualify as a REIT, Counsel is relying on such representations. In the case of any services that are not "usual and customary" under the foregoing rules, we will employ an "independent contractor" or our TRS to provide such services.

        The operating partnership may receive certain types of income that will not qualify under the 75% or 95% gross income tests. In particular, dividends received from the management company will not qualify under the 75% test. We believe, and have represented to Counsel, however, that the aggregate amount of such items and other non-qualifying income in any taxable year will not cause us to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

        If we fail to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet any such tests was due to reasonable cause and not due to willful neglect, we attach a schedule of the sources and nature of our income to our federal income tax return and any incorrect information on the schedule was not due to fraud with the intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above, even if these relief provisions were to apply, a tax would be imposed on certain excess net income.

        Asset Tests.    At the close of each quarter of its taxable year, a REIT must also satisfy the following tests relating to the nature of its assets: (i) at least 75% of the value of its total assets must be represented by real estate assets (including (1) its allocable share of real estate assets held by partnerships in which it has an interest and (2) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the REIT and held for not more than one year following the receipt of such proceeds), cash, cash items and government securities; (ii) not more than 25% of the value of its total assets may be represented by securities other than those in the 75% asset class; (iii) not more than 20% of the value of its total assets may be represented by securities of one or more TRS entities; and (iv) except for investments included in the 75% asset class, securities in a TRS or "qualified REIT subsidiary" and certain partnership interests: (1) not more than 5% of the value of its total assets may be represented by securities of any one issuer, (2) it may not hold securities that possess more than 10% of the total voting power of outstanding securities of a single issuer and (3) it may not hold securities that have a value of more than 10% of the total value outstanding of securities of any one issuer (other than certain "straight debt" obligations).

        After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If a failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including, for example, as a result of increasing our interest in the operating partnership as a result of a merger, the exercise of redemption rights or an additional capital contribution of proceeds of an offering of shares of beneficial interest), such failure may be cured by a disposition of sufficient non-qualifying assets within 30 days following the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and plan to take such other action within 30 days following the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.

        Annual Distribution Requirements.    In order to qualify as a REIT, a company is generally required to distribute to its shareholders at least 90% of its taxable income (excluding net capital gain) each year. In addition, a REIT will be subject to regular capital gains and ordinary corporate tax rates on undistributed income, and also may be subject to a 4% excise tax on undistributed income in certain events. We believe that we have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. However, it is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the distribution requirements. In such circumstances, we may cause the operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a taxable year by paying "deficiency dividends" to shareholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

        Failure to Qualify.    If we fail to qualify for taxation as a REIT in any taxable year and special relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate income tax rates. Distributions to shareholders in any year in which we fail to qualify as a REIT will not be deductible, nor will they be required to be made. In such event, all distributions to our shareholders will be taxable as dividends from a C corporation to the extent of current and accumulated earnings and profits, and, individual and certain other non-corporate U.S. shareholders (as defined below) may be taxable at preferential rates on such dividends, and corporate distributees may be eligible for the "dividends received deduction." In addition, our failure to qualify as a REIT would also substantially reduce the cash available for distributions to shareholders. Unless entitled to relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

Taxation of Shareholders

        Taxation of Taxable Domestic Shareholders.    For purposes of the discussion contained herein, the term "U.S. shareholder" means a beneficial owner of our common shares that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or a trust that has a valid election to be treated as a U.S. person under applicable Treasury regulations in effect.

        Distributions.    Provided that we qualify as a REIT, distributions made to our taxable U.S. shareholders out of current or accumulated earning and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary income but will not be eligible for the dividends received deduction for corporations. Dividends received from REITs are generally not eligible for the new reduced tax rates (with a maximum rate of 15%) for corporate dividends received by individuals and certain other non-corporate U.S. shareholders in years 2003 through 2008. An exception applies, however, and individual and certain other non-corporate U.S. shareholders are taxed at such rates on dividends designated by and received from REITs, to the extent that the dividends are attributable to (i) "REIT taxable income" that the REIT previously retained in the prior year, and on which it was subject to corporate level tax, (ii) dividends received by the REIT from taxable domestic subchapter C corporations, and certain foreign corporations or (iii) income from sales of appreciated property acquired from C corporations in carryover basis transactions that has been subject to tax.

        In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. shareholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. shareholder has held our common stock. A similar treatment will apply to long-term capital gains retained by us, to the extent that we elect the application of provisions of the Code that treat U.S. shareholders of a REIT as having received, for federal income tax purposes, undistributed capital gains of the REIT, while passing through to U.S. shareholders a corresponding credit for taxes paid by the REIT on such retained net capital gains, and increasing such U.S. shareholder's adjusted tax basis in our common shares by the difference between the amount of their shares of our net capital gain and their share of the tax paid by us. Corporate U.S. shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of individual and certain other non-corporate U.S. shareholders and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual and certain other non-corporate U.S. shareholders, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted tax basis of the U.S. shareholder's common shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these common shares. To the extent that such distributions exceed the adjusted tax basis of U.S. shareholder's common shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. shareholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

        Dispositions of Shares.    In general, a U.S. shareholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common shares in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder's adjusted tax basis in the common shares at the time of the disposition. In general, a U.S. shareholder's tax basis will equal the U.S. shareholder's acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by certain other non-corporate U.S. shareholders upon the sale or disposition of our common shares will be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if the shares are held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if the common shares are held for 12 months or less. Gains recognized by U.S. shareholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. shareholder upon the disposition of our common shares held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the U.S. shareholder as long-term capital gain.

        If a U.S. shareholder recognizes a loss upon a subsequent disposition of our common shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Passive Activity Losses and Investment Interest Limitations.    Distributions made by us and gain arising from the sale or exchange by a U.S. shareholder of our common shares will not be treated as passive activity income. As a result, U.S. shareholders will not be able to apply any "passive losses" against income or gain relating to our shares. Distributions made to us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Backup Withholding and Information Reporting

        We will report to our U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding with respect to dividends paid unless the shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A. U.S. shareholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the U.S. shareholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. shareholder who fails to certify their non-foreign status. Non-U.S. shareholders may be required to comply with applicable certification procedures to establish that they are not U.S. shareholders in order to avoid the application of such information reporting requirements and backup withholding.

Taxation of Tax-Exempt U.S. Shareholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this discussion as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as "debt financed property" within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder), and (2) our common shares are not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common shares generally should not give rise to UBTI to a tax-exempt shareholder.

        Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

        In certain circumstances, a pension trust that (i) is described in Section 401(a) of the Internal Revenue Code, (ii) is tax exempt under section 501(a) of the Code, and (iii) owns more than 10% of our shares could be required to treat a percentage of the dividends from us as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless either (A) one pension trust owns more than 25% of the value of our common shares, or (B) a group of pension trusts, each individually holding more than 10% of the value of our common shares, collectively owns more than 50% of such shares. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our common shares, or us from becoming a pension-held REIT.

        Tax-exempt U.S. shareholders are urged to consult their tax advisors regarding the federal, state and local tax consequences of owning our common shares.

Taxation of Non-U.S. Shareholders

        The following is a summary of certain United States federal income tax considerations of the acquisition, ownership and disposition of our shares applicable to non-U.S. shareholders. For purposes of this summary, a non-U.S. shareholder is a beneficial owner of our common shares that is not a U.S. shareholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of United States federal income taxation.

        Ordinary Dividends.    The portion of dividends received by non-U.S. shareholders payable out of our earnings and profits which are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. holder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty.

        In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our common shares. In cases where the dividend income from a non-U.S. holder's investment in our common shares is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.

        Non-Dividend Distributions.    Unless our shares constitute a U.S. real property interest, or USRPI, distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common shares constitute a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. shareholder's basis in our shares will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the shareholder's share of our earnings and profits.

        Capital Gain Dividends.    Under FIRPTA, a distribution made by us to a non-U.S. shareholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. shareholder and will be subject to U.S. federal income tax at the rates applicable to U.S. shareholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be treated as held solely as a creditor for this purpose. Capital gain dividends received by a non-U.S. shareholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income tax, but may be subject to a U.S. federal withholding tax.

        Dispositions of Our Shares.    Unless our common shares constitute a USRPI, a sale of our common shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Our common shares will not constitute a USRPI if we are a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding shares is held directly or indirectly by non-U.S. shareholders. We believe that we are, and expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common shares should not be subject to taxation under FIRPTA. Because our common shares are publicly traded, however, no assurance can be given that we will remain a domestically controlled REIT.

        In the event that we do not constitute a domestically controlled REIT, a non-U.S. shareholder's sale of our common shares nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (a) the shares owned are of a class that is "regularly traded," as defined by applicable Treasury regulations, on an established securities market, and (b) the selling non-U.S. shareholder owned, actually or constructively, 5% or less of our outstanding shares of that class at all times during a specified testing period.

        If gain on the sale of our common shares were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of the common shares could be required to withhold 10% of the purchase price and remit such amount to the IRS.

        Gain from the sale of our common shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder in two cases: (a) if the non-U.S. shareholder's investment in our common shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (b) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

        PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN OUR COMMON SHARES, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

Other Tax Considerations

        Effect of Tax Status of the Operating Partnership on REIT Qualification.    Substantially all of our investments are held through our operating partnership. We believe that the operating partnership is properly treated as a partnership for federal income tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, we would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and we would not be able to deduct our share of any losses generated by the operating partnership in computing our taxable income.

        Tax Allocations with Respect to the Properties.    The operating partnership was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for federal income tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed property to be made in a manner consistent with the special rules in Section 704(c) of the Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed properties over the depreciable lives of the contributed properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased our interests in the properties at their agreed value.

        Treasury Regulations under Section 704(c) of the Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the contributed properties.

        State and Local Taxes.    We and our shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in our common shares.

LEGAL MATTERS

        Clifford Chance US LLP, New York, New York shall pass upon the validity of the common shares offered by this prospectus and shall pass upon certain legal matters described under "Federal Income Tax Considerations."

EXPERTS

        The consolidated financial statements and schedules of Keystone Property Trust and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 included in Keystone Property Trust's Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated January 28, 2003 refers to the fact that Keystone Property Trust has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets as of January 1, 2002.

        The combined statement of revenue and certain operating expenses of the Easton Portfolio for the year ended December 31, 2002 included in Keystone Property Trust's Current Report on Form 8-K dated November 10, 2003 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated October 31, 2003 includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 1, and is not intended to be a complete presentation of the revenues and expenses of the Easton Portfolio.

        The statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2001, appearing in Keystone Property Trust's Current Report on Form 8-K dated January 31, 2003 and filed on February 10, 2003 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenue and certain expenses, and is not intended to be a complete presentation of the revenue and expenses of 2040 North Union Street) included therein and incorporated herein by reference. Such statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2001, appearing in Keystone Property Trust's Current Report on Form 8-K dated January 31, 2003 and filed on February 10, 2003 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenue and certain expenses, and is not intended to be a complete presentation of the combined revenue and expenses of Capital Business Center) included therein and incorporated herein by reference. Such combined statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined statement of revenue and certain expenses of Berger Portfolio for the year ended December 31, 2002, appearing in Keystone Property Trust's Current Report on Form 8-K/A dated March 12, 2003 and filed on May 23, 2003 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenue and certain expenses, and is not intended to be a complete presentation of the combined revenue and expenses of Berger Portfolio) included therein and incorporated herein by reference. Such combined statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The statement of revenue and certain expenses of 2040 North Union Street for the year ended December 31, 2002, appearing in Keystone Property Trust's Current Report on Form 8-K dated and filed October 28, 2003 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph noting that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such statement of revenue and certain expenses, and is not intended to be a complete presentation of the revenue and expenses of 2040 North Union Street) included therein and incorporated herein by reference. Such statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The combined statement of revenue and certain expenses of Capital Business Center for the year ended December 31, 2002, appearing in Keystone Property Trust's Current Report on Form 8-K dated and filed on October 28, 2003 has been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph noting that the combined statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in Note 1 to such combined statement of revenue and certain expenses, and is not intended to be a complete presentation of the combined revenue and expenses of Capital Business Center) included therein and incorporated herein by reference. Such combined statement of revenue and certain expenses is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions:

Registration fee—Securities and Exchange Commission	5,489.09(a	)
Accounting fees and expenses	3,000(a	)
Legal fees and expenses	50,000(a	)
Printing and engraving expenses	5,000(a	)
Miscellaneous	15,000 (a	)

Total	$78,489.09(a	)

(a)
Does not include expenses of preparing prospectus supplements and other expenses relating to offerings of particular securities.

Item 15.    Indemnification of Trustees and Officers

        As permitted by the Maryland REIT law, our declaration of trust provides that we shall indemnify (i) our trustees and officers to the fullest extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by our Board of Trustees or our Bylaws and be permitted by law. The Maryland REIT law requires a real estate investment trust (a "Trust") to indemnify its present and former trustees and officers, among others, against expenses incurred by them in connection with a proceeding where the trustee or officer has been successful, on the merits or otherwise, in the defense of any such proceeding. In addition, the Maryland REIT law permits a Trust to indemnify its present and former trustees and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities, unless it is established that (a) the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith, or (ii) was the result of active and deliberate dishonesty, (b) the trustee or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

        As permitted by the Maryland REIT law, our declaration of trust provides that no trustee, officer, employee or agent shall be personally liable to the Trust or its shareholders to the fullest extent permitted by Maryland law. The Maryland REIT law permits a Trust to limit the liability of its trustees and officers to the Trust and its shareholders for money damages, except to the extent that (1) it is established that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        We have a trustee and officer liability insurance policy with a $15,000,000 limit of liability and a company retention of $150,000 in the aggregate for each claim other than securities claims and a company retention of $500,000 in the aggregate for securities claims.

Item 16.    Exhibits

3.1	Declaration of Trust (Incorporated by reference to Exhibit 3(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.2	Certificate of Correction to Declaration of Trust (Incorporated by reference to Exhibit 3(k) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.3	Articles of Amendment of Declaration of Trust (Incorporated by reference to Exhibit 10.1 filed with the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002).
3.4
Articles Supplementary Classifying and Designating a Series of Preferred Shares as Series B Convertible Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series (Incorporated by reference to Exhibit 3(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.5
Articles Supplementary Classifying and Designating a Series of Preferred Shares as Series C Convertible Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series (Incorporated by reference to Exhibit 3(f) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.6
Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock as 9.125% Series D Cumulative Redeemable Preferred Stock (Incorporated by reference to Exhibit 4.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on February 18, 2003).
3.7	By-laws (Incorporated by reference to Exhibit 3(b) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.8	Specimen Certificate for Common Shares (Incorporated by reference to Exhibit 4(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
5**	Opinion of Clifford Chance US LLP.
8**	Opinion of Clifford Chance US LLP regarding tax matters.
23.1**	Consent of Clifford Chance US LLP (included in Exhibits 5 and 8).
23.2**	Consent of KPMG LLP.
23.3**	Consent of Ernst & Young LLP.
24	Powers of Attorney (included on signature pages hereto).

**
Previously filed.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i).   To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii).  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii). To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this registration statement.

        2.     That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        4.     That, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this registration statement will be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        5.     That, (i) for purposes of determining any liability under the 1933 Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the 1933 Act shall be deemed to be part of this registration statement as of the time it was declared effective and (ii) for the purpose of determining any liability under the 1933 Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel for the Registrant the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the 1933 Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on November 20, 2003.

KEYSTONE PROPERTY TRUST
By:	/s/ JEFFREY E. KELTER
Jeffrey E. Kelter President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey E. Kelter, Timothy E. McKenna and Saul A. Behar, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including any post-effective amendments, to this Amendment No. 1 to the registration statement on Form S-3 and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the 1933 Act, as amended, and any and all applications and other documents in connection therewith, with the SEC and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or agents, or any of them, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the 1933 Act, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* David F. McBride	Chairman And Trustee	November 20, 2003
/s/ JEFFREY E. KELTER Jeffrey E. Kelter	President and Chief Executive Officer And Trustee (Principal Executive Officer)	November 20, 2003
/s/ TIMOTHY E. MCKENNA Timothy E. McKenna	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	November 20, 2003
/s/ J. PETER LLOYD J. Peter Lloyd	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 20, 2003

* Rodney B. Berens	Trustee	November 20, 2003
* Donald E. Callaghan	Trustee	November 20, 2003
* Richard M. Cummins	Trustee	November 20, 2003
* Jonathan D. Eilian	Trustee	November 20, 2003
* John S. Moody	Trustee	November 20, 2003
* Russell C. Platt	Trustee	November 20, 2003
/s/ ROBERT F. SAVAGE, JR. Robert F. Savage, Jr.	Trustee	November 20, 2003
* David M. Sherman	Trustee	November 20, 2003

*By:	/s/ SAUL A. BEHAR Saul A. Behar Attorney-in-fact

EXHIBIT INDEX

Exhibits		Page
3.1	Declaration of Trust (Incorporated by reference to Exhibit 3(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.2	Certificate of Correction to Declaration of Trust (Incorporated by reference to Exhibit 3(k) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.3	Articles of Amendment of Declaration of Trust (Incorporated by reference to Exhibit 10.1 filed with the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002).
3.4
Articles Supplementary Classifying and Designating a Series of Preferred Shares as Series B Convertible Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series (Incorporated by reference to Exhibit 3(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.5
Articles Supplementary Classifying and Designating a Series of Preferred Shares as Series C Convertible Preferred Stock and Fixing Distribution and Other Preferences and Rights of Such Series (Incorporated by reference to Exhibit 3(f) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2000).
3.6
Articles Supplementary Establishing and Fixing the Rights and Preferences of a Series of Shares of Preferred Stock as 9.125% Series D Cumulative Redeemable Preferred Stock (Incorporated by reference to Exhibit 4.1 filed with the Registrant's Current Report on Form 8-K filed with the Commission on February 18, 2003).
3.7	By-laws (Incorporated by reference to Exhibit 3(b) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
3.8	Specimen Certificate for Common Shares (Incorporated by reference to Exhibit 4(a) filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999).
5**	Opinion of Clifford Chance US LLP.
8**	Opinion of Clifford Chance US LLP regarding tax matters.
23.1**	Consent of Clifford Chance US LLP (included in Exhibits 5 and 8).
23.2**	Consent of KPMG LLP.
23.3**	Consent of Ernst & Young LLP.
24	Powers of Attorney (included on signature pages hereto).

**
Previously filed.

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TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
DESCRIPTION OF SHARES OF BENEFICIAL INTEREST
SELLING SECURITY HOLDERS
METHOD OF SALE
FEDERAL INCOME TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX